Exhibit 5.1

OFFICE OF THE GENERAL COUNSEL

DARRYL M. BURMAN	DIRECT PHONE: 713-647-5764
EMAIL: dburman@group1auto.com	FACSIMILE: 713-647-5869

May 30, 2014

Group 1 Automotive, Inc.
800 Gessner

Suite 500
Houston, Texas  77024

Re:                             Registration Statement on Form S-8 filed by Group 1 Automotive, Inc.

Ladies and Gentlemen:

I am General Counsel of Group 1 Automotive, Inc., a Delaware corporation (the “Company”).  In such capacity, I have acted as counsel for the Company in connection with the registration of 1,762,544 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which may be issued or delivered and sold pursuant to the Group 1 Automotive, Inc. 2014 Long Term Incentive Plan (the “Plan”).  In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with the Plan and such agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction.  In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”).  In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Darryl M. Burman

Darryl M. Burman
General Counsel